                               PIPER & MARBURY

                                    L.L.P.

                             CHARLES CENTER SOUTH
                           36 SOUTH CHARLES STREET                 WASHINGTON
                        BALTIMORE, MARYLAND 21201-3018              NEW YORK
                                 410-539-2530                     PHILADELPHIA
                              FAX:  410-520-0489                     EASTON




                              February 26, 1997



OFFITBANK Investment Fund, Inc.
125 West 55th Street
New York, NY  10019


                              Rule 24f-2 Notice
                              -----------------

Dear Sirs:

        We have acted as Maryland counsel to OFFITBANK Investment Fund, Inc. (the "Fund"). In that capacity, the Fund has requested that we render the opinion of counsel referred to in paragraph(b)(1) of Rule 24f-2 under the Investment Company Act of 1940 in connection with the Fund's filing of a Rule 24f-2 Notice dated February 26, 1997 pursuant to such Rule 24f-2 for the Fund's fiscal year ended December 31, 1996 (the "Rule 24f-2 Notice").

        In response to the Fund's request, we have examined the Fund's Articles of Incorporation filed with the State Department of Assessments and Taxation of Maryland (the "SDAT") on September 8, 1993, Articles of Amendment and Restatement filed with the SDAT on January 28, 1994, Articles Supplementary filed with the SDAT on February 21, 1995 and Articles Supplementary filed with the SDAT on May 1, 1996; by-laws; a good standing certificate recently issued by the SDAT; the corporate action taken by the Fund that provides for the issuance of the shares, a Certificate of Secretary and Treasurer of the Fund, dated the date hereof, upon which we have relied without independent verification and such statutes, regulations, corporate records, and documents that we deemed necessary or advisable for purposes of the following opinion. We have also relied on the statements contained in the Fund's Rule 24f-2 notice regarding the matters set forth therein. In such examination we have assumed without independent verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with originals of all documents submitted to us as copies.


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OFFITBANK Investment Fund, Inc.
February 26, 1997
Page 2

        On the basis of the foregoing and of such other legal considerations that we deemed relevant, and limited in all respects to applicable Maryland law, we are of the opinion and advise you as follows:

        1. The Fund is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland; and

        2. The 41,432,333 shares of OFFITBANK High Yield Fund, 6,960,725 shares OFFITBANK Emerging Markets Fund, 957,098 shares of OFFITBANK New York Municipal Fund and 1,214,459 shares of OFFITBANK Latin America Total Return Fund, par value $.001 per share, of Common Stock of the Fund which the Fund reported in the Rule 24f-2 Notice as having been sold during its fiscal year ended December 31, 1996 in reliance on Rule 24f-2 were legally issued, fully paid and nonassessable.

        We are admitted to practice under the laws of the State of Maryland, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of Maryland. This opinion is being furnished to you solely for your benefit and may not be relied upon by any other person.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the filing of the Fund's Rule 24f-2 Notice pursuant to the Investment Company Act of 1940.

                                        Very truly yours,


                                        /s/  Piper & Marbury L.L.P.
                                        -------------------------------
                                        Piper & Marbury L.L.P.